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Your vote counts.

You can vote online, by phone or by mail using your voting form.

MGE ENERGY



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YOUR VOTE COUNTS

We recently mailed you information about our Annual Meeting of shareholders to be held May 18, 2021. Shareholders may attend the virtual Annual Meeting via the Internet through a web conference at **virtualshareholdermeeting.com/MGEE2021**.

> We have not yet received your proxy vote. Your vote and this communication may have crossed in the mail. You may vote at **proxyvote.com**, by telephone or by mail using your proxy card. Please vote your shares promptly.

Watch our Video

Visit **proxyvote.com** to watch a brief video with Jeff Keebler, Chairman, President and CEO of MGE Energy and Madison Gas and Electric. Learn about our financial performance, new investments and how we will reach our goal of net-zero carbon electricity by 2050.

MGE ENERGY®